Exhibit 99.1

Euronet Worldwide Reports Full Year and Fourth Quarter 2008 Financial Results

LEAWOOD, Kan.--(BUSINESS WIRE)--February 23, 2009--Euronet Worldwide Inc. (“Euronet” or the “Company”) (NASDAQ:EEFT), a leading electronic payments provider, today announced its full year and fourth quarter 2008 financial results.

The 2008 full year and fourth quarter results include a non-cash impairment charge of $220.1 million. This charge was recognized largely due to the weakening global economy and significant declines in the stock markets, including a decline in Euronet’s stock price that has resulted in the Company’s market capitalization being less than its equity value by an amount approaching 50%. Given the significance of the impairment charge, the financial highlights presented below reflect Euronet’s results both as reported and as adjusted for the effects of the impairment charge and certain other unusual or non-recurring factors discussed below.

Euronet's full year 2008 financial highlights included:

  Revenues of $1,045.7 million, compared to $902.7 million for 2007.
  Operating loss of $149.0 million, compared to operating income of $76.3 million for 2007.
  Adjusted operating income(1) of $74.1 million, compared to $65.8 million for 2007.
  Adjusted EBITDA(2) of $139.0 million, compared to $118.8 million for 2007.
  Net loss of $195.0 million, or $3.97 diluted loss per share, compared to net income of $53.6 million, or $1.11 diluted earnings per share for 2007.
  Adjusted cash earnings per share(3) of $1.27, compared to $1.25 for 2007.
  Transactions of 1,434.0 million, compared to 1,250.6 million for 2007.

Euronet's consolidated fourth quarter 2008 financial highlights included:

  Revenues of $255.7 million, compared to $260.4 million for the fourth quarter 2007.
  Operating loss of $198.3 million, compared to operating income of $31.6 million for the fourth quarter 2007.
  Adjusted operating income of $21.8 million, compared to $19.4 million for the fourth quarter 2007.
  Adjusted EBITDA of $35.9 million, compared to $34.5 million for the fourth quarter 2007.
  Net loss of $201.8 million, or $4.04 diluted loss per share, compared to net income $19.6 million, or $0.37 diluted earnings per share, for the fourth quarter 2007.
  Adjusted cash earnings per share of $0.34, compared to $0.34 for the fourth quarter 2007.
  Transactions of 385.1 million, compared to 346.6 million in the fourth quarter 2007.

See reconciliation of non-GAAP items in the attached supplemental data.

In addition to the impairment charge discussed above, five significant unusual or non-recurring factors affect the comparison of Euronet’s full year and fourth quarter 2008 results with the results for the same periods in 2007. The five factors include third and fourth quarter 2008 gains realized on the repurchase of convertible bonds, third and fourth quarter 2008 declines in foreign currency values against the U.S. dollar, charges incurred in the first quarter 2008 in connection with the Company’s interest in acquiring MoneyGram International, Inc. (“MoneyGram”), a federal excise tax refund recorded in the fourth quarter 2007 and the acquisition of RIA Envia, Inc. (“RIA”) in the second quarter 2007. Following is a discussion of each of the six factors.

Goodwill and intangible asset impairments – The above results for the full year and fourth quarter 2008 include a non-cash estimated goodwill and intangible impairment charge (the “impairment charge”) of $220.1 million related to the Company’s 2007 acquisition of RIA and the 2004 and 2005 acquisitions of two Spanish prepaid processors. The Company’s goodwill impairment testing is performed during the fourth quarter of each year, which coincided this year with severe disruptions in the credit markets and the macroeconomic business climate. These events have caused credit, currency and stock markets to plummet in the second half of 2008 and have adversely impacted corporate valuations across most industries, particularly in the fourth quarter, all of which contributed to a significant decline in the Company’s stock price. An important and emerging key component of the 2008 goodwill impairment testing is the reconciliation of a company’s equity to its market capitalization. During the fourth quarter 2008 and into 2009, the Company’s total market capitalization was less than the recorded value of the Company’s equity by an amount approaching 50% of recorded equity, creating a strong indicator of impairment for our goodwill balance under the emerging applications of U.S. GAAP. In performing the annual goodwill impairment test, management must apply judgment in determining the estimated fair value of a business and use all available information to make fair value determinations, including discounted projected future cash flow analysis, comparable sales prices that the Company or another purchaser would likely pay for the respective assets and market valuations of other similarly situated companies. The Company expects to finalize its valuation analysis during the first quarter 2009 and, if necessary, will record an adjustment to this impairment charge. This non-cash impairment charge will not affect the Company’s compliance with debt covenants under the Credit Agreement, as amended.

Convertible bond repurchases – In the third and fourth quarters of 2008, the Company repurchased $55 million and $15 million, respectively, principal amount of its 1.625% convertible bonds at a discount of approximately 10%, resulting in a net gain of $4.7 million and $1.4 million in the third and fourth quarters, respectively.

Currency devaluations – In the first half of 2008, foreign currencies generally strengthened against the U.S. dollar. However, late in the third quarter 2008, currencies began to weaken against the U.S. dollar, resulting in a sequential quarterly decrease of up to approximately six percent on average quarterly foreign exchange rates. In the fourth quarter 2008, weakness in the exchange rates relative to the U.S. dollar accelerated, resulting in a sequential quarterly decrease of up to approximately 25% on average quarterly exchange rates.

When compared to 2007, the Company’s full year 2008 results were favorably impacted by the relative strength of most major currencies against the U.S. dollar. Applying average foreign currency exchange rates from 2007 to 2008 results, revenues, adjusted operating income and adjusted EBITDA would have been lower by approximately $12.6 million, $3.4 million and $5.7 million, respectively, resulting in year-over-year improvements of approximately 14%, 7% and 12%, respectively.

When compared to the fourth quarter 2007, the Company’s fourth quarter 2008 profits were unfavorably impacted due to the weakening of most major currencies against the U.S. dollar. Applying average foreign currency exchange rates from the fourth quarter 2007 to fourth quarter 2008 results, revenues, adjusted operating income and adjusted EBITDA would have been higher by approximately $39.3 million, $3.8 million and $5.0 million, respectively, resulting in year-over-year improvements of approximately 13%, 32% and 19%, respectively.

MoneyGram transaction – In the first quarter 2008, the Company recognized $20.5 million in charges in connection with the Company’s interest to acquire MoneyGram. These charges include $17.5 million in first quarter non-operating unrealized losses associated with investments in MoneyGram (increased by $1.3 million in subsequent quarters) and $3.0 million in first quarter operating losses related to acquisition costs.

Federal excise tax refund – In the fourth quarter 2007, the Company recorded a federal excise tax refund of $12.2 million related to the Internal Revenue Service’s (IRS) announcement that IRS Code Section 4251 would no longer apply to prepaid mobile airtime services, such as those offered by the Company’s U.S. prepaid processing subsidiary.

RIA acquisition in April 2007 – When comparing results for the full year 2008 to the full year 2007, the 2008 results include a full year for RIA compared to only nine months in 2007.

“While we have taken a significant write down in our goodwill assets, we believe we have significant current and long-term value in our core products – electronic financial transactions, prepaid processing and money transfers,” said Michael J. Brown, Chairman and CEO. “Moreover, if you were to exclude the impact of the unusual factors cited above, other than the effects of the weakening currencies, you would see that our full year adjusted operating income increased 13% over that of 2007 and the fourth quarter 2008 adjusted operating income increased 12% over that of the fourth quarter 2007. These double digit increases from across all three business segments reflect the resiliency, diversification, strength and cash generation capability of our business throughout the world despite the global economic conditions.”

Segment and Other Results

The EFT Processing Segment reported the following results for 2008:

  Revenues of $205.3 million, compared to $174.0 million for 2007.
  Operating income of $38.3 million, compared to $36.1 million for 2007.
  Adjusted EBITDA of $57.6 million, compared to $52.2 million for 2007.
  Transactions of 704.2 million, compared to 603.8 million for 2007.

The EFT Processing Segment reported the following results for the fourth quarter 2008:

  Revenues of $50.3 million, compared to $49.8 million for the fourth quarter 2007.
  Operating income of $10.9 million, compared to $11.2 million for the fourth quarter 2007.
  Adjusted EBITDA of $15.3 million, compared to $15.5 million for the fourth quarter 2007.
  Transactions of 184.9 million, compared to 169.8 million for the fourth quarter 2007.

The year-over-year increases in revenues and profits were primarily attributable to growth in transactions processed and the impact of changes in foreign currency exchange rates, offset by expenses incurred to develop and deploy the cross-border merchant acquiring business. The difference between the 18% revenue growth rate for 2008 over 2007 and the 6% operating income growth rate was related to the impact of the losses from cross-border merchant acquiring business.

The EFT Segment’s revenues, operating income and adjusted EBITDA were not impacted by the six unusual or non-recurring factors described above other than the significant changes in foreign currencies. Applying average foreign currency exchange rates from 2007 to 2008 results, revenues, operating income and adjusted EBITDA would have been lower by approximately $13.5 million, $2.6 million and $4.1 million, respectively, resulting in a year-over-year increase in revenue of approximately 10%, a decrease in operating income of approximately 1% and an increase in adjusted EBITDA of approximately 2%.

For the fourth quarter 2008 compared to the fourth quarter 2007, growth in transactions processed was offset by the impact of changes in foreign currency exchange rates, the impact of certain contract terminations and losses from the cross-border merchant acquiring business. As previously noted, none of the six unusual or non-recurring factors described above impacted fourth quarter results other than the significant changes in foreign currencies. Applying average foreign currency exchange rates from the fourth quarter 2007 to fourth quarter 2008 results, revenues, operating income and adjusted EBITDA would have been higher by approximately $6.4 million, $1.4 million and $1.9 million, respectively, resulting in year-over-year improvements of approximately 14%, 10% and 11%, respectively.

The EFT Processing Segment ended 2008 with 10,128 ATMs operated compared to 11,347 ATMs at the end of 2007. During the fourth quarter 2008 and first quarter 2009, certain customer contracts were terminated or expired, resulting in a decrease of 689 ATMs in the fourth quarter 2008 and approximately 1,000 ATMs in the first quarter 2009. Most of the ATM reductions resulted from bank customers shifting their processing to related processing subsidiaries in contemplation of selling the subsidiaries to raise capital, rather than the loss of contracts to competitors. Our contracts generally have terms of five to seven years and a number of them will be up for renewal each year over the next few years. The reduction in the number of ATMs from contract terminations or expirations was partially offset by increases in ATMs driven under new contracts, expansion of ATMs under existing contracts and the deployment of ATMs in markets where the Company operates Euronet-branded ATMs. As of December 31, 2008, Euronet operates ATMs primarily in Hungary, Poland, Germany, Croatia, the Czech Republic, Greece, Romania, Slovakia, Serbia, Montenegro, Ukraine, Bulgaria, India and China.

The Prepaid Processing Segment reported the following results for 2008:

  Revenues of $609.1 million, compared to $569.9 million for 2007.
  Operating loss of $4.8 million, compared to operating income of $52.9 million for 2007.
  Adjusted operating income of $45.9 million, compared to $40.7 million for 2007.
  Adjusted EBITDA of $62.5 million, compared to $57.2 million for 2007.
  Transactions of 713.1 million, compared to 634.8 million for 2007.

The Prepaid Processing Segment reported the following results for the fourth quarter 2008:

  Revenues of $145.4 million, compared to $155.4 million for the fourth quarter 2007.
  Operating loss of $39.1 million, compared to operating income $23.2 million for the fourth quarter 2007.
  Adjusted operating income of $11.6 million, compared to $11.0 million for the fourth quarter 2007.
  Adjusted EBITDA of $15.5 million, compared to $15.3 million for the fourth quarter 2007.
  Transactions of 195.9 million, compared to 172.7 million for the fourth quarter 2007.

The Prepaid Processing Segment processes electronic point-of-sale prepaid transactions at approximately 430,000 point-of-sale terminals across approximately 223,000 retailer locations in Europe, Asia Pacific and the U.S.

The above results for the full year and fourth quarter 2008 include an impairment charge of $50.7 million related to the Company’s 2004 and 2005 acquisitions of two Spanish prepaid processors.

Results for the full year and fourth quarter 2007 include the $12.2 million one-time benefit from the Company’s excise tax refund. Excluding the impairment charge and excise tax refund, growth in adjusted operating income and adjusted EBITDA was attributable to organic transaction growth, concentrated primarily in our Australian, German and U.S. markets, partly offset by the impact of changes in foreign currency exchange rates. The growth in Australia is the result of our main competitor ceasing business during 2008, allowing us to strengthen our position in this key market.

The Prepaid Processing Segment’s full year and fourth quarter 2008 results included three of the six unusual or non-recurring factors discussed above. The adjusted operating income presented above reflects the adjustment for two of the three factors – the fourth quarter 2008 impairment charges of $50.7 million and the fourth quarter 2007 Federal excise tax refund of $12.2 million.

The third factor relates to foreign currency changes. Applying average foreign currency exchange rates from 2007 to the 2008 results, revenues, adjusted operating income and adjusted EBITDA would have been approximately $5.5 million higher, $0.2 million lower and $0.4 million lower, respectively, resulting in a year-over-year improvement of approximately 8%, 12% and 9%, respectively.

Applying average foreign currency exchange rates from the fourth quarter 2007 to fourth quarter 2008 results, revenues, adjusted operating income and adjusted EBITDA would have been higher by approximately $30.0 million, $2.4 million and $2.8 million, respectively, resulting in a year-over-year improvement of approximately 13%, 27% and 20%, respectively.

The Money Transfer Segment reported the following results for 2008:

  Revenues of $231.3 million, compared to $158.8 million for 2007 ($204.9 million pro forma RIA for all of 2007).
  Operating loss of $157.1 million, compared to operating income of $7.1 million for 2007 ($8.8 million pro forma).
  Adjusted operating income of $12.3 million, compared to $8.8 million in 2007.
  Adjusted EBITDA of $31.7 million, compared to $20.8 million for 2007 ($26.5 million pro forma).
  Transfer transactions of 16.7 million, compared to 12.0 million for 2007.

The Money Transfer Segment reported the following results for the fourth quarter 2008:

  Revenues of $60.0 million, compared to $55.2 million for the fourth quarter 2007.
  Operating loss of $164.8 million, compared to operating income of $3.2 million for the fourth quarter 2007.
  Adjusted operating income of $4.6 million, compared to $3.2 million for the fourth quarter 2007.
  Adjusted EBITDA of $9.3 million, compared to $7.8 million for the fourth quarter 2007.
  Transfer transactions of 4.3 million, compared to 4.1 million for the fourth quarter 2007.

The Money Transfer Segment operates a network of approximately 75,800 locations serving more than 100 countries.

The above results for the full year and fourth quarter 2008 include an impairment charge of $169.4 million related to the Company’s 2007 acquisition of RIA.

Excluding the impairment charge, the segment recorded strong growth in adjusted operating income and adjusted EBITDA, in spite of economic pressure and declines in transactions to Mexico. Profit improvements were driven primarily by continued strong growth in non-U.S. originated transactions, as well as favorable management of foreign exchange rate spreads and cost management.

Three of the six unusual or non-recurring factors described above related to the Money Transfer Segment. The adjusted operating income above includes the effects of two of the six factors – the impairment charge and the full year effects of RIA for the first quarter 2007.

The third factor relates to foreign currency changes. Applying average foreign currency exchange rates from 2007 to 2008 results, revenues, adjusted operating income and adjusted EBITDA would have been lower by $4.6 million, $0.5 million and $1.1 million, respectively, resulting in year-over-year improvement of 11%, 34% and 15%, respectively.

Applying average foreign currency exchange rates from the fourth quarter 2007 to fourth quarter 2008 results, revenues, adjusted operating income and adjusted EBITDA would have been higher by approximately $2.9 million, $0.1 million and $0.4 million, respectively, resulting in year-over-year improvement of 14%, 47% and 24%, respectively.

Corporate and other had $25.4 million of operating expenses for 2008, compared to $19.8 million for 2007. This increase was due to increases in professional fees associated with abandoned acquisition efforts, primarily MoneyGram, software licensing fees, increased compensation expense to support company growth and severance costs associated with the departure of certain senior level executives in 2008.

Fourth quarter 2008 operating expenses were $5.3 million compared to $6.0 million for 2007. The decrease was the result of $1.3 million of professional fees and settlement costs recorded in the fourth quarter 2007 for abandoned acquisition efforts, partially offset by higher incentive compensation expense.

The Company’s unrestricted cash on hand was $181.3 million as of December 31, 2008 compared to $173.9 million as of September 30, 2008. Euronet’s total indebtedness was $405.0 million as of December 31, 2008, compared to $427.8 million as of September 30, 2008. The decrease in total indebtedness during the fourth quarter 2008 includes the Company’s repurchase of $15.0 million in principal amount of its remaining $85 million 1.625% Convertible Senior Debentures for approximately $13.5 million. As of December 31, 2008, we classified the remaining $70 million of these debentures as a current liability because the bondholders have the option to require Euronet to repurchase the bonds in December 2009. For the full year 2008, Euronet retired a total of $70.0 million in Convertible Senior Debentures; repaid $32.0 million of its term loan; and reduced borrowings outstanding under its revolving credit facility by $45 million. We recently amended our credit agreement to, among other things, provide the Company with the flexibility to retire its remaining convertible debt and amend covenants to exclude impairment charges.

The Company expects adjusted cash earnings per share for the first quarter 2009 to be approximately $0.27. Expectations for the first quarter 2009 reflect a seasonal reduction in transactions following the higher transaction levels during the fourth quarter holiday season. Absent unusual circumstances, such as fluctuations in foreign currency exchange rates or acquisitions, we estimate that each of the Company's three business segments' overall revenue will be approximately 5% to 10% lower during the first quarter of each year compared to the fourth quarter of the previous year.

We believe that adjusted operating income, adjusted EBITDA and adjusted cash earnings per share provide useful information to investors because they are indicators of the strength and performance of our ongoing business operations, including our ability to fund capital expenditures, acquisitions and operations and to incur and service debt. While certain of these calculations are used to more fully describe the results of the business, others are commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the operating performance and value of companies within the payment processing industry.

The Company’s management analyzes historical results adjusted for certain items that are non-operational, not necessarily ongoing in nature or that are incremental to the recurring operations of the business, and management believes the exclusion of these items, as well as the inclusion of pro forma results, provides a more complete and comparable basis for evaluating the underlying business unit performance.

(1) Adjusted operating income is defined as operating income including the pro forma results of RIA for the first quarter 2007, and excluding the impairment charge, the Federal excise tax refund and charges incurred in connection with the Company’s interest to acquire MoneyGram. Although the inclusion of earnings from acquisitions or the exclusion of impairment charges, excise tax refunds and acquisition costs are not considered under generally accepted accounting principles, these unusual and non-recurring items complicate the understanding of the operating performance of the core business, and accordingly, are presented to enable a more complete understanding of the Company’s operating performance.

(2) Adjusted EBITDA is defined as operating income and excluding depreciation, amortization, share-based compensation expenses and the impairment charge. Although depreciation, amortization and impairment charges are considered operating costs under U.S. GAAP, these expenses primarily represent non-cash current period allocations or write-offs of costs associated with long-lived assets acquired in prior periods. Similarly, the expenses recorded for share-based compensation do not represent a current or future period cash cost.

(3) Adjusted cash earnings per share is defined as diluted U.S. GAAP earnings per share excluding the tax-effected impacts of: a) foreign exchange gains or losses, b) discontinued operations, c) gains or losses from the early retirement of debt, d) share-based compensation, e) acquired intangible asset amortization, f) non-cash income tax expense and g) other non-operating or unusual items that cannot be accurately projected. Adjusted cash earnings per share includes shares potentially issuable in settlement of convertible bonds or other obligations, if the assumed issuances are dilutive to cash earnings per share.

The attached schedules provide a full reconciliation of these and other non-GAAP financial measures to a corresponding U.S. GAAP financial measure.

Euronet Worldwide will host an analyst conference call on Tuesday, February 24, 2009, at 9:00 a.m. U.S. Eastern Time to discuss these results. To listen to the call via telephone, dial 800-334-8065 (USA) or +1- 913-312-1414 (non-USA). The conference call will also be available via webcast at www.euronetworldwide.com. Participants should go to the Web site at least 5 minutes prior to the scheduled start time of the event to register. A slideshow will be included in the webcast.

A webcast replay will be available beginning approximately one hour after the event at www.euronetworldwide.com. To dial in for the replay, the call-in number is 888-203-1112 (USA) or +1-719-457-0820 (non-USA). The replay passcode is 1068504. The call and webcast replay will be available for one month.

About Euronet Worldwide, Inc.

Euronet Worldwide is an industry leader in processing secure electronic financial transactions. The Company offers payment and transaction processing solutions to financial institutions, mobile operators and retailers which include comprehensive ATM, POS and card outsourcing services; card issuing and merchant acquiring services; software solutions; consumer money transfer and bill payment services; and electronic distribution for prepaid mobile airtime and other prepaid products. Euronet operates and processes transactions from 41 countries.

Euronet’s global payment network is extensive — including 10,128 ATMs, approximately 54,000 EFT POS terminals and a growing portfolio of outsourced debit and credit card services which are under management in 24 countries; card software solutions; a prepaid processing network of approximately 430,000 point-of-sale terminals across approximately 223,000 retailer locations in 20 countries; and a consumer-to-consumer money transfer network of approximately 75,800 locations serving more than 100 countries. With corporate headquarters in Leawood, Kansas, USA, and 35 worldwide offices, Euronet serves clients in approximately 140 countries. For more information, please visit the Company’s Web site at www.euronetworldwide.com.

Statements contained in this news release that concern Euronet’s or its management's intentions, expectations, or predictions of future performance, are forward-looking statements. Euronet's actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: current conditions in world financial markets and general economic conditions; technological developments affecting the market for the Company’s products and services; foreign exchange fluctuations; and changes in laws and regulations affecting the Company's business, including immigration laws. These risks and other risks are described in the Company’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained by contacting the Company or the SEC. Euronet does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances The Company regularly posts important information to the investor relations section of its website.

EURONET WORLDWIDE, INC.
Consolidated Statements of Operations
(unaudited - in millions, except share and per share data)

	Year Ended		Three Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Revenues:
EFT Processing	$205.3	$174.0	$50.3	$49.8
Prepaid Processing	609.1	569.9	145.4	155.4
Money Transfer	231.3	158.8	60.0	55.2
Total revenues	1,045.7	902.7	255.7	260.4

Operating expenses:
Direct operating costs	703.8	623.5	166.5	177.7
Salaries and benefits	129.0	105.5	32.4	30.1
Selling, general and administrative	85.4	62.8	21.8	19.7
Goodwill and intangible impairment	220.1	-	220.1	-
Federal excise tax refund	-	(12.2)	-	(12.2)
Depreciation and amortization	56.4	46.8	13.2	13.5
Total operating expenses	1,194.7	826.4	454.0	228.8
Operating income (loss)	(149.0)	76.3	(198.3)	31.6

Other income (expense):
Interest income	10.6	16.2	2.1	3.8
Interest expense	(24.5)	(26.0)	(5.5)	(7.4)
Income from unconsolidated affiliates	1.3	0.9	0.4	-
Impairment loss on investment securities	(18.8)	-	-	-
Gain (loss) on early retirement of debt	5.5	(0.4)	1.4	-
Foreign exchange gain (loss), net	(9.8)	15.4	(3.2)	5.1
Total other income (expense), net	(35.7)	6.1	(4.8)	1.5
Income (loss) from continuing operations before income taxes and minority interest	(184.7)	82.4	(203.1)	33.1

Income tax expense	(10.2)	(27.7)	(2.1)	(12.8)
Minority interest	0.9	(2.1)	2.8	(0.5)

Income (loss) from continuing operations	(194.0)	52.6	(202.4)	19.8

Discontinued operations, net	(1.0)	1.0	0.6	(0.2)

Net income (loss)	$(195.0)	$53.6	$(201.8)	$19.6

Earnings (loss) per share - diluted:
Continuing operations	$(3.95)	$1.09	$(4.05)	$0.37
Discontinued operations	(0.02)	0.02	0.01	-
Earnings (loss) per share	$(3.97)	$1.11	$(4.04)	$0.37

Diluted weighted average shares outstanding	49,180,908	51,014,086	49,996,399	54,725,885

EURONET WORLDWIDE, INC.
Consolidated Condensed Balance Sheets
(unaudited - in millions)

	As of	As of
	December 31,	December 31,
	2008	2007

ASSETS
Current assets:
Cash and cash equivalents	$181.3	$266.9
Restricted cash	131.0	140.2
Inventory - PINs and other	61.3	50.3
Trade accounts receivable, net	261.1	286.2
Other current assets, net	47.6	58.9

Total current assets	682.3	802.5

Property and equipment, net	89.5	88.3
Goodwill and acquired intangible assets, net	613.6	917.9
Other assets, net	54.7	77.5

Total assets	$1,440.1	$1,886.2

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and other current liabilities	$510.0	$516.3
Short-term debt obligations	76.7	6.9

Total current liabilities	586.7	523.2

Debt obligations, net of current portion	321.9	539.3
Capital lease obligations, net of current portion	6.4	11.5
Deferred income taxes	51.7	74.6
Other long-term liabilities	6.8	4.7
Minority interest	7.6	9.0

Total liabilities	981.1	1,162.3

Stockholders' equity	459.0	723.9

Total liabilities and stockholders' equity	$1,440.1	$1,886.2

EURONET WORLDWIDE, INC.
Reconciliation of Operating Income (Loss) to Adjusted EBITDA and Adjusted Operating Income by Segment
(unaudited - in millions)

	Twelve months ended December 31, 2008

	EFT	Prepaid	Money
	Processing	Processing	Transfer	Consolidated

Operating income (loss)	$38.3	$(4.8)	$(157.1)	$(149.0)

Add: Impairment charges	-	50.7	169.4	220.1
Add: MoneyGram charges	-	-	-	3.0

Adjusted operating income	38.3	45.9	12.3	74.1

Add: Depreciation and amortization	19.3	16.5	19.4	56.4
Add: Share-based compensation	-	0.1	-	8.5

Earnings before interest, taxes, depreciation, amortization and share-based compensation (Adjusted EBITDA)

	$57.6	$62.5	$31.7	$139.0

	Twelve months ended December 31, 2007

	EFT	Prepaid	Money
	Processing	Processing	Transfer	Consolidated

Operating income	$36.1	$52.9	$7.1	$76.3

Add: RIA pro forma adjustments	-	-	1.7	1.7
Deduct: Federal excise tax refund	-	(12.2)	-	(12.2)

Adjusted operating income	$36.1	$40.7	$8.8	$65.8

Operating income	$36.1	$52.9	$7.1	$76.3

Deduct: Federal excise tax refund	-	(12.2)	-	(12.2)
Add: Depreciation and amortization	16.1	16.3	13.7	46.9
Add: Share-based compensation	-	0.2	-	7.8

Earnings before interest, taxes, depreciation, amortization and share-based compensation (Adjusted EBITDA)

	$52.2	$57.2	$20.8	$118.8

EURONET WORLDWIDE, INC.
Reconciliation of Operating Income (Loss) to Adjusted EBITDA and Adjusted Operating Income by Segment
(unaudited - in millions)

	Three months ended December 31, 2008

	EFT	Prepaid	Money
	Processing	Processing	Transfer	Consolidated

Operating income (loss)	$10.9	$(39.1)	$(164.8)	$(198.3)

Add: Impairment charges	-	50.7	169.4	220.1

Adjusted operating income	10.9	11.6	4.6	21.8

Add: Depreciation and amortization	4.4	3.8	4.7	13.2
Add: Share-based compensation	-	0.1	-	0.9

Earnings before interest, taxes, depreciation, amortization and share-based compensation (Adjusted EBITDA)

	$15.3	$15.5	$9.3	$35.9

	Three months ended December 31, 2007

	EFT	Prepaid	Money
	Processing	Processing	Transfer	Consolidated

Operating income	$11.2	$23.2	$3.2	$31.6

Deduct: Federal excise tax refund	-	(12.2)	-	(12.2)

Adjusted operating income	11.2	11.0	3.2	19.4

Add: Depreciation and amortization	4.3	4.3	4.6	13.5
Add: Share-based compensation	-	-	-	1.6

Earnings before interest, taxes, depreciation, amortization and share-based compensation (Adjusted EBITDA)

	$15.5	$15.3	$7.8	$34.5

EURONET WORLDWIDE, INC.
Reconciliation of Money Transfer Segment Results to Pro Forma Money Transfer Segment Results
(unaudited - in millions)

	Twelve months ended December 31, 2007

	Total	Adjusted	Operating
	Revenues	EBITDA	Income

Money Transfer Segment	$158.8	$20.8	$7.1

Add: Pro forma adjustments	46.1	5.7	1.7

Pro Forma Money Transfer Segment	$204.9	$26.5	$8.8

EURONET WORLDWIDE, INC.
Reconciliation of Adjusted Cash Earnings per Share
(unaudited - in millions, except share and per share data)

	Year Ended				Three Months Ended
	December 31,				December 31,
	2008		2007		2008		2007

Net income (loss)	$(195.0)		$53.5		$(201.8)		$19.6
Convertible debt interest and amortization of issuance costs, net of tax	1.7	(2)	3.2	(1)	0.3	(2)	0.8	(1)

Earnings (loss) applicable for common shareholders	(193.3)		56.7		(201.5)		20.4

Discontinued operations, net of tax	1.1		(0.9)		(0.5)		0.2
Goodwill and intangible asset impairment, net of minority interest and tax	215.8		-		215.8		-
Foreign exchange loss (gain), net of tax	(3.1)		(15.5)		(2.7)		(5.1)
Intangible asset amortization, net of tax	15.9		14.2		3.5		3.2
Share-based compensation, net of tax	5.6		7.0		0.3		1.1
Loss (gain) on early debt retirement, net of tax	(3.3)		0.4		(0.9)		-
Costs associated with termination of an acquisition, net of tax	1.8		0.8		-		0.8
Federal excise tax refund, net of tax	(0.3)		(7.3)		-		(7.3)
Impairment loss on investment securities	18.8		-		-		-
Arbitration award, net of tax	-		0.9		-		-
Money transfer integration charges	-		0.9		-		-
Non-cash GAAP tax expense	10.7		8.0		4.0		5.7

Adjusted cash earnings	$69.7	(3)	$65.2	(3)	$18.0	(3)	$19.0	(3)

Adjusted cash earnings per share - diluted (3)	$1.27		$1.25		$0.34		$0.34

Diluted weighted average shares outstanding	49,180,908		51,014,087		49,996,399		54,725,885

Incremental shares from assumed conversion of stock options and restricted stock	668,389		-		369,811		-
Effect of assumed conversion of convertible debentures (2)	3,707,074		-		2,428,701		-
Effect of shares issuable in connection with acquisition obligations	858,752		-		96,917		-
Effect of unrecognized share-based compensation on diluted shares outstanding	618,431		971,043		653,141		943,579
Adjusted diluted weighted average shares outstanding	55,033,554		51,985,130		53,544,969		55,669,464

(1) As required by U.S. GAAP, the interest cost and amortization of the convertible debt issuance cost are excluded from income for the purpose of calculating diluted earnings per share for any period when the convertible debentures, if converted, would be dilutive to earnings per share. Further, the convertible shares are treated as if all were outstanding for the period.

(2) Although the assumed conversion of the 1.625% convertible debentures was not dilutive to the Company's diluted GAAP earnings per share, it was dilutive to the Company's adjusted cash earnings per share. Accordingly, the interest cost and amortization of the convertible debt issuance cost are excluded from income and the convertible shares are treated as if all were outstanding for the period.

(3) Adjusted cash earnings per share is a non-GAAP measure that should be considered in addition to, and not as a substitute for, earnings per share computed in accordance with U.S. GAAP.

CONTACT:
Euronet Worldwide, Inc.
Shruthi Fielder, +1-913-327-4225